Exhibit 99.1

EvergreenBancorp and EvergreenBank Agree To Regulatory Action Plans

Seattle, WA October 28, 2009 – EvergreenBancorp, Inc. (OTCBB: EVGG) today announced that its wholly owned subsidiary, EvergreenBank, has entered into an agreement with the Federal Deposit Insurance Corporation (FDIC) and the Washington State Department of Financial Institutions (DFI) to adopt a program designed to stabilize and strengthen its operations. The Company also announced that it has entered into an agreement with the Federal Reserve Bank of San Francisco (FRB) intended to augment the Company’s ability to act as a source of strength to the Bank.

“The entire management team continues to focus on addressing the areas of concern we have in common with those that have been raised by our regulators. We are addressing these specific areas as part of our ongoing efforts to improve our financial condition and operations,” said Gerald O. Hatler, chief executive officer of EvergreenBancorp. “Many of the actions noted in these agreements have been completed. We will continue to work closely with our regulators to ensure that we meet the requirements of the agreements.”

As part of the FDIC and DFI agreement, the Bank agreed to the issuance of a Consent Order which formally outlines specific areas the Bank agrees to address through the adoption and implementation of policies to improve the soundness of the Bank. These actions, many of which the Bank has already undertaken as part of its strategic plan, include increased Board participation, as evidenced by 28 Board meetings so far this year. Other actions include the implementation of plans to address capital, allowance for loan losses, reducing the level of classified and delinquent loans, and a reduction in the reliance on non-core funding sources. The Bank is required to attain a Tier 1 capital leverage ratio of 10% and a total risk-based capital ratio of 12% within 90 days. The bank is also required to obtain prior approval from the FDIC and the DFI of director and management changes and dividend payments.

The FRB agreement requires that the Company obtain FRB approval before paying dividends, taking dividends from the Bank, making payments on subordinated debt or trust preferred securities, incurring debt or purchasing/redeeming Company stock. It also requires the Company to submit a capital plan, cash-flow projections, and progress reports. The agreement also requires FRB approval before appointing new directors or senior executive officers, and to comply with certain payment restrictions on golden parachute payments and indemnification restrictions.

“As we move forward with these agreements, we will continue to aggressively execute our strategy to strengthen our balance sheet, align our operations with the current market environment and restore the bank to profitability,” noted Mr. Hatler. “To date, we have reduced noninterest expense including reducing headcount by 11%, begun to deleverage our balance sheet and to shrink our loan portfolio and reliance on brokered deposits in a systematic and orderly fashion. At the same time, we are continuing to increase our loan loss reserves prudently while building our core deposit base and diversifying our sources of stable funding. Core deposits have increased 11.5% during the past twelve months.”

To date, the Company has:

•	Developed a strategy to enhance capital ratios for the Bank and the Holding Company;

•	Expanded and enhanced Board supervision of management, policies and objectives;

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Ensured that the senior management team has the talent and expertise needed to implement this strategic realignment and determined a means to retain and recruit seasoned professionals, as necessary; and

•	Developed and implemented a plan to return the bank to profitable operations.

Founded in 1971, EvergreenBank is a wholly-owned subsidiary of EvergreenBancorp, Inc., a bank holding company headquartered in Seattle, Washington. EvergreenBank serves the Puget Sound region with branches in Seattle, Bellevue, Lynnwood, Federal Way and Kent. The Bank focuses on general commercial banking business, offering commercial banking services to small and medium-size businesses, professionals and retail customers. Visit www.EvergreenBancorp.com and www.EvergreenBank.com to learn more.

This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about management’s plans, objectives, expectations and intentions that are not historical facts, and other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “should,” “projects,” “seeks,” “estimates” or words of similar meaning.

These forward-looking statements are based on current beliefs and expectations of management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations in the forward-looking statements:

•	the risks associated with lending and potential adverse changes in credit quality;

•	increased loan delinquency rates;

•	the risks presented by a continued economic slowdown, which could adversely affect credit quality, loan collateral values, investment values, liquidity levels, and loan originations;

•	changes in market interest rates, which could continue to adversely affect our net interest income and profitability;

•	legislative or regulatory changes that adversely affect our business or our ability to complete pending or prospective future acquisitions;

•	reduced demand for banking products and services;

•	competition from other financial services companies in our markets; and the Company’s success in managing risks involved in the foregoing.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s filings with the U.S. Securities and Exchange Commission (SEC) under “Forward-Looking Statements,” “Risk Factors” or similar headings. Forward-looking statements speak only as of the date of publication and EvergreenBancorp does not undertake any obligation to publicly correct or update any forward-looking statement if the Company later becomes aware that it is not likely to be achieved.

Contacts:

EvergreenBancorp, Inc.

Gordon Browning

Executive Vice President and Chief Financial Officer

206-749-7350